CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation in this Registration Statement on Form N-2 of our report dated February 21, 2020, relating to the financial statement of RiverNorth Flexible Municipal Income Fund, Inc. (the “Fund”) as of February 20, 2020, and to the reference to our firm under the heading “Fund Service Providers” in the Statement of Additional Information.

/s/ Cohen & Company, Ltd.

Cohen & Company, Ltd.

Cleveland, Ohio

March 25, 2020